Exhibit 1.2

Pricing Agreement

NatWest Markets Securities Inc.

600 Washington Boulevard

Stamford, CT 06901

United States of America

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

United States of America

As Representatives of the several
Underwriters named in Schedule I hereto,

March 19, 2019

Ladies and Gentlemen:

The Royal Bank of Scotland Group plc, a public limited company incorporated under the laws of, and registered in, Scotland (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated March 19, 2019 (the “Underwriting Agreement”) among the Company on the one hand and the several Underwriters on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”), or to purchasers procured by them, the securities specified in Schedule II hereto (the “Notes”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Disclosure Package and/or the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Disclosure Package and/or the Prospectus (each as therein defined), as the case may be, and also a representation and warranty as of the date of this Pricing Agreement in relation to the Disclosure Package and/or the Prospectus (as amended or supplemented), as the case may be, relating to the Notes which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of themselves and on behalf of each of the Underwriters of the Notes pursuant to

Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Notes, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein (including Schedules I and II hereto) and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, or to purchasers procured by them, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, or to procure purchasers to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us one counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

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Very truly yours,

THE ROYAL BANK OF SCOTLAND GROUP PLC

By:	/s/ Robert Begbie
	Name:	Robert Begbie
	Title:	Treasurer

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Accepted as of the date hereof:

NatWest Markets Securities Inc.

By:	/s/ Rene Mijne
	Name:	Rene Mijne
	Title:	Director

Credit Suisse Securities (USA) LLC

By:	/s/ Richard Myers
	Name:	Richard Myers
	Title:	Managing Director

For themselves and as Representatives of the several Underwriters

SCHEDULE I

		Principal Amount of Notes to be Purchased

NatWest Markets Securities Inc.		$400,000,000
Credit Suisse Securities (USA) LLC		$400,000,000
Goldman Sachs & Co. LLC		$400,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		$400,000,000
Morgan Stanley & Co. LLC		$400,000,000
	Total:	$2,000,000,000

SCHEDULE II

Capitalized terms used herein, unless otherwise stated, shall have the meaning set forth in the Underwriting Agreement.

Title of Notes:

4.269% Fixed Rate/Floating Rate Notes due 2025 (the “Notes”)

Aggregate principal amount of Notes:

$2,000,000,000 principal amount of the Notes

Price to Public:

100.000% of the principal amount of the Notes

Purchase Price by Underwriters:

99.75% of the principal amount of the Notes

Underwriting Commission:

0.25% for the Notes

Form of Securities:

Book-entry only form represented by one or more global notes deposited with a custodian for DTC, Euroclear Bank SA/NV and Clearstream Banking, société anonyme, as the case may be.

Specified funds for payment of purchase price:

Wire transfer of immediately available funds

Applicable time:

4:24 p.m. (New York time), March 19, 2019

Time of Delivery:

9:30 a.m. (New York time), March 22, 2019

Indenture:

Amended and Restated Indenture dated as of December 13, 2017, between the Company and The Bank of New York Mellon, acting through its London Branch, as Trustee, and one or several supplemental indentures to be dated on or around March 22, 2019.

Maturity Date:

March 22, 2025 for the Notes

Interest Rate:

-	from (and including) March 22, 2019, to (but excluding) March 22, 2024, 4.269% per annum; and

-	from (and including) March 22, 2024 to (but excluding) maturity, three-month U.S. dollar LIBOR as determined on the applicable Interest Determination Date, plus 1.762% per annum accruing from March 22, 2024, to (but excluding) maturity, which interest rate will be reset quarterly on each Interest Reset Date.

Interest Payment Dates:

-	from (and including) March 22, 2019, to (but excluding) March 22, 2024, interest will be paid on March 22 and September 22 of each year, commencing on September 22, 2019, to (and including) March 22, 2024; and

-	from (and including) March 22, 2024 to (but excluding) maturity, interest will be paid on June 22, 2024, September 22, 2024, December 22, 2024 and March 22, 2025, commencing on June 22, 2024, to (and including) maturity.

Interest Record Dates:

-	from (and including) March 22, 2019, to (but excluding) March 22, 2024, interest will be paid to holders of record of each Note in respect of the principal amount thereof outstanding as of the 15th calendar day immediately preceding the Fixed Rate Period Interest Payment Dates, whether or not such day is a Business Day; and

-	from (and including) March 22, 2024 to (but excluding) maturity, interest will be paid to holders of record of each Note in respect of the principal amount thereof outstanding as of the 15th calendar day immediately preceding the Floating Rate Period Interest Payment Dates, whether or not such day is a Business Day.

Interest Rate Reset Dates:

For the Notes, from (and including) March 22, 2024 to (but excluding) the maturity date or redemption date, interest will be reset on March 22, 2024, June 22, 2024, September 22, 2024, December 22, 2024, commencing on March 22, 2024.

Redemption Provisions:

The Notes may be redeemed as described in the Prospectus.

U.K. Bail-In Power:

The Notes may be subject to the U.K. bail-in power as described in the Prospectus.

Sinking Fund Provisions:

No sinking fund provisions.

Closing location for delivery of Notes:

Offices of Davis Polk & Wardwell London LLP, 5 Aldermanbury Square
London EC2V 7HR, United Kingdom

Names and addresses of Representatives:

Designated Representatives:	NatWest Markets Securities Inc.
Credit Suisse Securities (USA) LLC
Address for Notices:	600 Washington Boulevard
Stamford, CT 06901
United States of America

Eleven Madison Avenue
New York, New York 10010-3629
United States of America

CUSIP:

780097 BK6 for the Notes

ISIN:

US780097BK63 for the Notes

Stock Exchange Listing:

The Company intends to apply to list the Notes on the New York Stock Exchange in accordance with its rules.

Other Terms:

The Notes will have additional terms as more fully described in the Disclosure Package and the Prospectus and shall be governed by the Indenture.

ANNEX II

Issuer Free Writing Prospectuses

Annex II(a) Issuer Free Writing Prospectuses included in the Disclosure Package

Nil

Annex II(b) Issuer Free Writing Prospectuses not included in the Disclosure Package

Nil

ANNEX III

Pricing Term Sheet

The Royal Bank of Scotland Group plc

TERMS AND CONDITIONS

$2,000,000,000 4.269% Fixed Rate/Floating Rate Senior Notes due 2025

Issuer	The Royal Bank of Scotland Group plc (“RBSG”)
Securities	$2,000,000,000 aggregate principal amount of 4.269% Fixed Rate/Floating Rate Senior Notes due 2025 (the “Senior Notes”).
Ranking	The Senior Notes will constitute RBSG’s direct, unconditional, unsecured and unsubordinated obligations ranking pari passu without any preference among themselves, and equally with all other outstanding unsecured and unsubordinated obligations of RBSG, present and future, except such obligations as are preferred by operation of law.
Format	SEC-registered
Specified Currency	USD
Issue Size	$2,000,000,000
Trade Date	March 19, 2019
Settlement Date	March 22, 2019 (T+3)
Maturity	March 22, 2025
Fixed Rate Coupon	4.269% per annum accruing from and including the Settlement Date to, but excluding, March 22, 2024 (the “Optional Redemption Date”) (the “Fixed Rate Period”).
Fixed Rate Coupon Frequency	Semi-annually in arrear commencing from September 22, 2019 to and including the Optional Redemption Date.
Floating Rate Coupon

Three-month U.S. dollar LIBOR plus 1.762% per annum, accruing from the Optional Redemption Date to, but excluding the Maturity Date (the “Floating Rate Period”).

The determination of LIBOR is subject to the provisions/circumstances set forth under “Description of the Senior Notes—Interest —LIBOR Discontinuation” in the prospectus supplement.

Floating Rate Coupon Frequency	Quarterly in arrear commencing from June 22, 2024 to and including the Maturity Date.
Interest Payment Dates

During the Fixed Rate Period, interest will be payable semi-annually in arrear on March 22 and September 22 of each year, commencing on September 22, 2019.

During the Floating Rate Period, interest will be payable quarterly in arrear on June 22, 2024, September 22, 2024, December 22, 2024 and the Maturity Date.

Interest Reset Dates	The Optional Redemption Date, June 22, 2024, September 22, 2024, December 22, 2024, beginning on the Optional Redemption Date.
Interest Determination Dates	The second London banking day (as defined in the prospectus supplement) preceding each applicable Interest Reset Date.
Day Count Convention	During the Fixed Rate Period 30/360 (Following, unadjusted) During the Floating Rate Period, Actual/360 (Modified following)
Business Days	New York and London
US Treasury Benchmark	T 2.375% due February 29, 2024
US Treasury Benchmark Yield	2.419%
Fixed Rate Spread to Benchmark Treasury	T+ 185 bps
Floating Rate Pricing Benchmark

Three-month U.S. dollar LIBOR, (Reuters LIBOR01), modified following, adjusted.

The determination of LIBOR is subject to the provisions/circumstances set forth under “Description of the Senior Notes—Interest—LIBOR Discontinuation” in the prospectus supplement.

Floating Rate Spread to Benchmark	+ 176.2 bps
Re-Offer Yield	4.269%
Issue Price	100.000%
Gross Proceeds	$2,000,000,000
All in Price	99.75%
Fees	0.25%
Net Proceeds (before expenses)	$1,995,000,000
Redemption Price	100.000% of the principal amount of the Senior Notes
Redemption

The Senior Notes are not redeemable at the option of the holders at any time.

RBSG may redeem the Senior Notes at its sole discretion, in whole but not in part on the Optional Redemption Date at 100% of their principal amount together with any accrued but unpaid interest to, but excluding, the date of redemption. In addition, RBSG may redeem the Senior Notes, in whole but not in part, at 100% of their principal amount together with any accrued but unpaid interest to, but excluding, the date of redemption, upon the occurrence of certain tax or regulatory events as described in the prospectus supplement and the accompanying prospectus. See “Description of Debt Securities—Redemption,” “Description of the Senior Notes Loss—Absorption Disqualification Event Redemption” and “Description of the Senior Notes—Tax Redemption” in the prospectus supplement.

Redemption Conditions	Notwithstanding any other provision, RBSG may only redeem the Senior Notes prior to the maturity date or repurchase the Senior Notes (and give notice thereof to the holders of such Senior Notes in the case of redemption), if it has obtained the prior consent of the PRA (as defined in the prospectus supplement), to the extent such consent is at the relevant time and in the relevant circumstances required by the Loss Absorption Regulations (as defined in the prospectus supplement) or applicable laws or regulations in effect in the United Kingdom, if at all, as described in the prospectus supplement under “Description of the Senior Notes—Conditions to Redemption and Repurchase.”
Events of Default

The Senior Notes contain very limited events of default provisions and the remedies available thereunder are limited, as described in the prospectus supplement under “Description of the Senior Notes—Events of Default and Defaults; Limitation of Remedies.”

Agreement with Respect to the Exercise of U.K. Bail-in Power

Notwithstanding any other agreements, arrangements, or understandings between RBSG and any holder or beneficial owner of the Senior Notes, by its acquisition of Senior Notes, each holder and beneficial owner of the Senior Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any UK bail-in power by the relevant UK authority which may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into ordinary shares or other securities or other obligations of RBSG or another person and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which UK bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant UK authority of such UK bail-in power. Each holder and beneficial owner of the Senior Notes further acknowledges and agrees that the rights of the holders and/or beneficial owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any UK bail-in power by the relevant UK authority.

For these purposes, a “UK bail-in power” is any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to RBSG or other members of the Group (as defined in the prospectus supplement), including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms (whether or not the UK is a Member State of the European Union) and/or within the context of a UK resolution regime under the Banking Act 2009, as the same has been or may be amended from time to time (whether pursuant to the Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise, the “Banking Act”), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. A reference to the “relevant UK authority” is to any authority with the ability to exercise a UK bail-in power.

Repayment of Principal and Payment of Interest After Exercise of U.K. Bail-in Power	No repayment of the principal amount of the Senior Notes or payment of interest on the Senior Notes shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by RBSG under the laws and regulations of the United Kingdom and the European Union applicable to RBSG or other members of the Group.
Joint Bookrunners and Joint Lead Managers	Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC NatWest Markets Securities Inc.
Denominations	$200,000 and integral multiples of $1,000 in excess thereof
Listing	An application will be made to list the Senior Notes on the New York Stock Exchange.
MIFID II Product Governance / Professional investors and ECPs only target market / Prohibition of Sales to each Retail Investor	Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.
Expected Security Ratings*	Baa2 / BBB- / A (Moody’s / S&P / Fitch) (pos / pos / rating watch neg)
Clearing and Settlement	DTC
CUSIP	780097 BK6
ISIN	US780097BK63
Governing Law	New York

* The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by S&P, Fitch or Moody’s.

The Issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus and the prospectus supplement in respect of the Senior Notes in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, NatWest Markets Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071, calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.